Exhibit 99.1

PRESS RELEASE
Signify Health Appoints Healthcare Finance Leader Heather Dixon, CPA to Board of Directors
DALLAS and NEW YORK (April 28, 2021) — Signify Health, Inc. (NYSE: SGFY), a leading value-based healthcare platform that leverages advanced analytics, technology and nationwide healthcare provider networks, today announced the appointment of Heather Dixon, CPA, as an independent member of its board of directors, serving on the audit committee. As Senior Vice President, Global Controller and Chief Accounting Officer at Walgreens Boots Alliance, Dixon has deep insight into the strategic priorities of healthcare payors, as well as a strong track record of leadership in finance for public companies.
"Heather is a proven leader in finance who has helped strengthen market-leading companies in healthcare and other industries,” said Kyle Armbrester, Signify Health CEO. “At a time when health plans and health systems are accelerating their movement towards value-based care, we are pleased to welcome someone of Heather’s caliber as we continue to drive forward Signify’s strategy to build an engine that helps payors, providers, life sciences companies and other partners expand into new markets and help more people live more healthy, happy days at home.”
As Senior Vice President, Global Controller and Chief Accounting Officer for Walgreens Boots Alliance (WBA), Heather Dixon leads the company’s global finance transformation strategy and all areas of controllership, including oversight of all external audit-related processes and relationships. Before joining WBA, Dixon served as Controller and Chief Accounting Officer at Aetna, Inc. where she led all aspects of controllership, tax and finance shared services in addition to helping lead the integration of all areas of finance between CVS and Aetna. Prior to Aetna, Dixon served as Assistant Controller at PepsiCo and spent more than a decade at American Express where she held global accounting and regulatory roles. She spent her early career at PricewaterhouseCoopers. Dixon currently serves as a board member for BrightSpring Health Services and regularly speaks at industry and professional conferences.

“I am delighted to join the Signify Health board at this exciting time in the Company’s history,” said Dixon. “Signify Health is leading the path forward to deliver and design value-based payment programs that align financial incentives around outcomes and I’m proud to join them on this important journey.”
About Signify Health
Signify Health is a leading healthcare platform that leverages advanced analytics, technology, and nationwide healthcare provider networks to create and power value-based payment programs. Our mission is to transform how care is paid for and delivered so that people can enjoy more healthy, happy days at home. Our solutions support value-based payment programs by aligning financial incentives around outcomes, providing tools to health plans and healthcare organizations designed to assess and manage risk and identify actionable opportunities for improved patient outcomes, coordination and cost-savings. Through our platform, we coordinate what we believe is a holistic suite of clinical, social, and behavioral services to address an individual’s healthcare needs and prevent adverse events that drive excess cost, all while shifting services towards the home. For more information on how we are taking health homeward, visit us at signifyhealth.com.
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Investor Contact:
Jennifer W. DiBerardino
investor.relations@signifyhealth.com

Media contact:
Lynn Shepherd
lshepherd@signifyhealth.com
Source: Signify Health